Exhibit 10.2

Payment of Deferred Compensation

     This Agreement is entered into as of April 2, 2004, by and between ARI Network Services, Inc. (“ARI”) and the undersigned participant (the “Participant”) in ARI’s 1999 Deferred Compensation Plan (the “Plan”).

     WHEREAS, effective January 1, 1999, Participant was granted a Salary Increase (as defined in the Plan), which Salary Increase was required to be deferred under the Plan until the Payment Date (as defined in the Plan).

     WHEREAS, through March 20, 2004, the aggregate Deferred Amount (as defined in the Plan) payable by ARI to Participant under the Plan with respect to such Salary Increase is set forth below the Participant’s signature;

     WHEREAS, the Board of Directors of ARI has authorized the payout of the Deferred Amount, half in cash and half in stock;

     NOW, THEREFORE, the parties agree as follows:

     1. Payouts by ARI. Promptly following the effective date hereof, ARI shall pay to Participant, in cash, one-half of the Deferred Amount. Participant agrees to accept, in lieu of cash, and ARI agrees to deliver to Participant, shares of ARI common stock for the remaining half of the Deferred Amount. The number of whole shares of stock that ARI shall issue to Participant shall be one-half of the Deferred Amount divided by the average of the closing bid and asked prices of ARI common stock on April 2, 2004. ARI shall pay cash in lieu of fractional shares. Upon such payouts, ARI shall be released from any further liability or obligation owed to Participant under the Plan.

     2. Termination of Further Deferrals. Effective with the beginning of the current pay period, March 21, 2004, the Salary Increase granted to Participant in 1999 shall no longer be deferred under the Plan and Participant’s cash compensation will increase as a result.

     3. Investment Representations. Participant represents that he is acquiring the ARI common stock issued pursuant to paragraph 1 for his own account for investment purposes only and not with a present intent toward the public sale or distribution thereof. Participant agrees that the shares may not be transferred unless such transaction is exempt in ARI’s sole judgement from registration under applicable federal and state securities laws, and the certificates representing the shares will bear a customary restrictive legend.

     IN WITNESS WHEREOF, the undersigned have exercised this Agreement as of the date first above written.

ARI Network Services, Inc.		/s/ John Bray Participant Signature

By:	/s/ Timothy Sherlock Timothy Sherlock, Chief Financial Officer	John Bray Print Name

$78,288 Deferred Amount